UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	March 3, 2010

ThermoEnergy Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

33-46104-FW	71-00659511
(Commission File Number)	(IRS Employer Identification No.)

124 West Capitol Avenue, Suite 880, Little Rock, Arkansas	72201
(Address of principal executive offices)	(Zip Code)

(501) 376-6477

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On March 3, 2010,  David Gelbaum resigned as a member of our Board of Directors.   Mr. Gelbaum had served as one of the four directors elected by the holders of our Series B Convertible Preferred Stock.

Also on March 3, 2010, the employment of Alexander G. Fassbender, our Executive Vice President and Chief Technology Officer, was terminated in accordance with his Employment Agreement dated November 18, 1998.  Mr. Fassbender was also removed as a member of the Board of Directors and an officer of our subsidiary, ThermoEnergy Power Systems LLC, and as a member of the Board of Managers of Babcock-Thermo Carbon Capture LLC, our joint venture with Babcock Power, Inc.

On March 9, 2010, we entered into a new Executive Employment Agreement, effective March 1, 2010 with Dennis C. Cossey, the Chairman of our Board of Directors.  The new Executive Employment Agreement supersedes Mr. Cossey’s Employment Agreement dated as of September 14, 2005.  Pursuant to the new Executive Employment Agreement, we have agreed to pay Mr. Cossey an annual base salary of $150,000, with eligibility for performance bonuses, from time to time, in accordance with incentive compensation arrangements to be established by the Compensation Committee of our Board of Directors.  Mr. Cossey’s employment is terminable by either party upon 30 days’ written notice; provided that we may terminate Mr. Cossey’s employment immediately for “Cause” (as such term is defined in the Executive Employment Agreement) and Mr. Cossey may terminate his employment immediately for “Good Reason” (as such term is defined in the Executive Employment Agreement) or with 60 days’ written notice upon his “Retirement” (as such term is defined in the Executive Employment Agreement).  If Mr. Cossey’s employment is terminated for any reason other than (i)  by us for Cause or (ii) voluntarily by Mr. Cossey without Good Reason, Mr. Cossey will be entitled to receive severance payments of $12,500 per month for twelve months following the termination of his employment, and we will keep in force for such twelve-month period all health insurance benefits afforded to Mr. Cossey and his family at the time of termination.  Mr. Cossey’s Executive Employment Agreement contains other conventional terms, including covenants relating to the confidentiality and non-use of our proprietary information, and a provision prohibiting Mr. Cossey, for a period of one year following the termination of his employment, from competing against us or soliciting our customers or employees.  Mr. Cossey’s Executive Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and the foregoing discussion is qualified in its entirety by reference to such Exhibit.

In connection with Mr. Cossey’s execution of his Executive Employment Agreement, we awarded Mr. Cossey an option for the purchase of 1,000,000 shares of our Common Stock as an exercise price of $0.30 per share (the closing price of our Common Stock in the over-the-counter market on February 19, 2010, the trading day immediately prior to the date on which the Compensation Committee of our Board of Directors approved such grant), with a provision for net surrender cashless exercise.   The option has a term of ten years, subject to Mr. Cossey’s continued service as an officer or director, and vests with respect to 250,000 shares on January 1, 2011 and with respect to an additional 62,500 shares on the first day of each April, July, October and January thereafter, commencing on April 1, 2011 and continuing through January 1, 2014 (subject to Mr. Cossey’s continued service as an officer or director); provided, however, that in the event of Mr. Cossey’s Retirement (as such term is defined in Mr. Cossey’s Executive Employment Agreement) or his death or permanent disability, such option shall immediately vest in its entirety and shall become fully exercisable.

Item 9.01.    Financial Statements and Exhibits

(c)    Exhibits

Exhibit No.	Description

10.1 *	Executive Employment Agreement dated as of March 1, 2010 by and between ThermoEnergy Corporation and Dennis C. Cossey

*  May be deemed a compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2010

THERMOENERGY CORPORATION
(Registrant)

By:	/s/ Teodor Klowan, Jr.
Name:	Teodor Klowan, Jr.
Title:	Executive Vice President and Chief Financial Officer